Exhibit 99.1

THE NEW NEWS CORP LAUNCHES AS

GLOBAL MEDIA AND INFORMATION SERVICES COMPANY

New York (June 28, 2013) – News Corp announced that it has completed the separation of its businesses from 21st Century Fox (formerly called News Corporation), effective today at 4:30 pm EDT. The new News Corp is a leading global network of powerful, valuable and complementary brands in news and information services, sports programming in Australia, digital real estate services, book publishing, digital education, and pay-TV distribution in Australia. News Corp’s global portfolio includes Amplify, The Australian, The Courier Mail, Dow Jones, Fox Sports Australia, Foxtel, HarperCollins, Herald Sun, The New York Post, News America Marketing, REA, The Sun, The Sunday Telegraph, The Sunday Times of London, The Times of London and The Wall Street Journal.

Robert Thomson, Chief Executive of News Corp, said, “We are continuing a proud tradition and fashioning a prosperous future in the new News Corp. We have a valuable collection of complementary companies and our task is to make the new News more than the sum of these distinguished parts. We have a robust balance sheet and a team of creative, energetic and passionate employees who are determined to make the company a resounding success and to make a positive difference in their communities.”

As of the effective time above, all of the outstanding new News Corp shares were distributed to 21st Century Fox stockholders based on a distribution ratio of one share of new News Corp Class A or Class B Common Stock for every four shares of 21st Century Fox Class A or Class B Common Stock, respectively. As the distribution has now occurred, the conditions for the conditional market for the trading of new News Corp CDIs on ASX are satisfied, and CDI holding statements will be sent to new News Corp CDI holders on July 1, 2013. New News Corp Class A and Class B Common Stock will begin regular-way trading on NASDAQ under the ticker symbols “NWSA” and “NWS,” respectively, on Monday, July 1, 2013, and new News Corp Class A and Class B CDIs will begin trading on ASX under the temporary ticker symbols “NNCLV” and “NNC,” respectively, on an unconditional but deferred settlement basis on Monday, July 1, 2013 and a normal settlement basis on Tuesday, July 2, 2013. Trading under the temporary symbols is expected to continue for approximately two months, at which time new News Corp Class A and Class B Common Stock will begin trading under the permanent ticker symbols “NWSLV” and “NWS,” respectively.

More information will be available in the Form 8-K that will be filed with the U.S. Securities and Exchange Commission by the new News Corp. The filing will be available on the SEC’s website at www.sec.gov and on the Company’s web site at http://www.investors.newscorp.com.

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About News Corp

News Corp is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises leading businesses across a range of media, including: news and information services, sports programming in Australia, digital real estate services, book publishing, digital education, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corp are conducted primarily in the United States, Australia, and the United Kingdom. More information: www.newscorp.com.

Media contact:

Ashley Huston

News Corp

212-416-2025

ahuston@newscorp.com